Exhibit 99.1

HAAS PUBLISHING COMPANIES, INC.

2005 – 2007 LONG-TERM PLAN

Haas Publishing Companies, Inc. (the “Company”) has established a new long-term plan for certain senior executives of HPC known as the HPC Long-Term Plan (“LT Plan”).  The LT Plan provides for annual payments for each of the calendar years 2005, 2006 and 2007 (each a “Plan Year”) if HPC reaches certain earnings targets.

I.   Awards.

The Board of Directors of the Company (the “Board”) establishes for each of the Plan Years, before or during the first Plan Year, an annual target for HPC segment EBITDA.  Segment EBITDA shall be determined in accordance with the determination of segment EBITDA for purposes of the Executive Incentive Compensation Plan in effect for that Plan Year.

II. Participation.

a.  The Committee designates the senior executives of HPC who will participate in the LT Plan and their target payout for each Plan Year.  Additional participants may be named during the term of the Long-Term Plan.

b.  For awards to be made with respect to any Plan Year, actual segment EBITDA for that Plan Year must equal at least 90% of target for that Plan Year.  At attainment of 90% of target, , 50% of each award will be paid.  No awards are paid if attainment is less than 90%.  If attainment exceeds target for a Plan Year by 110%, 150% of the award will be paid.  Awards on attainment below 100% but at or above 90% or above 100% and below 110% are scaled ratably.  Each Plan Year and its target stands on its own; there is no cumulative effect.

III. Administration.

The LT Plan will be administered by the Board or its designee (the “Committee”).  Subject to the provisions of the LT Plan, the Committee will have full authority to interpret the LT Plan, to establish and amend rules and regulations relating to it, to determine the terms and provisions for making awards and to make all other determinations necessary or advisable for the administration of the LT Plan.

IV.  Time and Form of Payment.

Award payments to which participants become entitled as provided herein will be paid in cash within 120 days after the end of the Plan Year to which the payment relates.

V.  Death, Disability, Retirement and Termination of Employment.

a.               The Committee shall determine in the event of a participant’s termination of employment by reason of death, disability or retirement under a Company retirement plan during a Plan Year, what, if any award the participant (or his or her beneficiary) shall receive for the Plan Year in which the event occurs.

b.              Unless otherwise determined by the Committee, a participant who voluntarily terminates his or her employment or a participant whose employment is terminated by the Company for any reason at any time prior to payment of any award hereunder shall forfeit any right to receive any then unpaid award and shall cease to be a participant.

VI.  Miscellaneous.

a.               No Assignment.  Except as otherwise required by applicable law, no interest, benefit, payment, claim or right of any participant under the LT Plan shall be subject in any manner to any claims of any creditor of any participant or beneficiary, nor to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, and any attempt to take any such action shall be null and void.

b.              No Rights to Employment or Awards.  Nothing contained in the LT Plan shall give any person the right to be retained in the employment of the Company or any of its affiliates or associated corporations or affect the right of any such employer to dismiss any employee, nor shall anything contained herein give any employee any claim or right to be made a participant under the LT Plan.

c.               Withholding.  The Company shall have the right to deduct from all awards paid under the LT Plan any federal, state or local taxes or other amounts required by law to be withheld with respect to such payments.

d.              Plan Unfunded.  The entire cost of this LT Plan shall be paid from the general assets of the Company.  The rights of any person to receive benefits under the LT Plan shall be only those of a general unsecured creditor, and neither the Company, the Board nor the Committee shall be responsible for the adequacy of the general assets of the Company to meet and discharge LT Plan liabilities nor shall the Company be required to reserve or otherwise set aside funds for the payment of its obligations hereunder.

VII.  Effective Date.

This plan shall be effective as of January 1, 2005.